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Exhibit (15.1)

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 10549

Commissioners:

        We are aware that our reports dated April 23, 2002 and July 23, 2002, on our reviews of the consolidated interim financial information of Ecolab Inc. (the "Company") as of March 31, 2002 and for the three-month periods ended March 31, 2002 and 2001, and as of June 30, 2002 and for the three- and six-month periods ended June 30, 2002 and 2001, and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, respectively, are incorporated by reference in its Registration Statement on Form S-8 dated August 9, 2002.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 9, 2002

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  Exhibit (15.1)